[PARKVALE FINANCIAL CORPORATION LETTERHEAD]

October 4, 1999


Dear Fellow Stockholder:

Parkvale Financial Corporation has received a stockholder proposal for consideration at the Annual Meeting of Stockholders to be held on October 28, 1999. This proposal is from Rena M. Rothschild, the sister of the presenter of a similar proposal at the 1998 Annual Meeting. After careful review and consideration, your Board of Directors firmly believes that this proposal is not in the best interest of Parkvale or its stockholders and unanimously recommends that you vote against the proposal.

In Ms. Rothschild's letter, she questions the performance of our stock and our management. She prematurely attempts to compare us to commercial banks. She challenges our commitment to strategic planning and our ability to compete in the era of Internet banking. I am writing to you today to provide you with information you will need in order to make a well-informed decision as you cast your vote on this matter.

The stock market has not recently rewarded Parkvale's outstanding operating performance, despite the fact that Parkvale was recently ranked as the fourteenth best performing thrift of the top 100 publicly traded thrifts in the United States. Our stock price, along with those of other publicly traded community financial institutions, has been adversely affected by developments largely out of our control. Interest rate fears, Y2K concerns and global financial issues have temporarily put financial institution stocks out of favor with investors. In fact, most small cap stocks, regardless of industry, have suffered price declines this past year. In our opinion, attempts to sell Parkvale at this time would not maximize stockholder value.

Many of you have been long-term, loyal stockholders of Parkvale, and our stock has performed well for you. In the past ten years, Parkvale stock has appreciated 773.6% so that an investment of $10,000 in 1989 would now be worth $77,360. While Ms. Rothschild's assertion that this is greatly reduced from last year's cumulative return is correct, the following graph (obtained from Yahoo. finance.com) illustrates that our stock has still significantly outperformed the S&P 500 since March 1990. Our market makers have a consensus "BUY" rating for Parkvale stock, which indicates they believe the stock is undervalued. In fact, Janney Montgomery Scott issued a "BUY" recommendation and report dated as recently as September 29, 1999.

                                [GRAPHIC-GRAPH]









In regard to our operating performance, the enclosed copy of Parkvale's response to Ms. Rothschild's proposal, as it appears in the proxy statement, will attest to our performance. Friedman, Billings, Ramsey & Co., an institutional brokerage research firm located in Arlington, Virginia, recently released financial data as of June 30, 1999. The data listed shows that while Parkvale's return on average assets (ROAA) percentages are slightly lower than commercial banks, they are far better than other thrift institutions. Parkvale has been diligently making the transition from a thrift organization to a commercial bank, implementing the strategic plan adopted by its management and Board of Directors. When comparing return on average equity (ROAE), the true indication of return to investors, Parkvale exceeds all averages including those for commercial banks.

                                                     LAST 12 MONTHS
                                               -------------------------
                                               ROAA %             ROAE %
                                               ------             ------
         PARKVALE                              1.05                14.98
         --------

         COMMERCIAL BANKS
            Pennsylvania average               1.22                12.43
            National average                   1.10                12.28

         THRIFTS
            Pennsylvania average               0.79                  8.57
            National average                   0.84                  7.50

Regarding the Internet and high-tech banking, Parkvale has been evaluating and adopting those technologies that will allow us to remain competitive, serve our customers and attract new ones. As mentioned in our Annual Report message to you, we have made significant technology upgrades to our data processing systems. These upgrades will soon allow customers to access their accounts via touch tone telephone, use bill payment services and complete PC banking transactions. We believe that prudent adaptation of new technologies, based on sound cost/benefit and customer analysis, is the best way to increase shareholder value. We see the Internet as another channel to serve our customers, not the replacement of traditional banking methods. We believe there will continue to be a need for customer-focused, community banking and that, despite the proponent's unfounded fears, we will be able to compete. People seeking information about Parkvale may view our website at www.parkvale.com.

Ms. Rothschild is misinformed about our approach to strategic planning. We diligently assess and revise our strategic plan annually. We constantly evaluate business and growth opportunities in light of our strategic vision. We have built a quality asset base with controlled growth and will continue to evaluate profitable and prudent opportunities for future growth.

In summary, despite the current sluggish performance of small cap stocks, and in particular those of financial institutions, we are very optimistic about the potential that lies ahead. We believe in the underlying strength and value of our company and the opportunities in the market niche that Parkvale fills in western Pennsylvania.

We sincerely hope that you vote against the stockholder proposal and, by doing so, send a message of confidence in the ability of Parkvale's management and Board of Directors, who are significant stockholders themselves, to continue to provide you with an outstanding long-term return on your investment.

Sincerely,



/S/Robert J. McCarthy, Jr.
--------------------------
Robert J. McCarthy, Jr.
President and Chief Executive Officer

                                    IMPORTANT

         Your vote is important. Regardless of the number of shares of Parkvale common stock you own, please vote as recommended by your Board of Directors by taking these two simple steps:

1. PLEASE SIGN, DATE and PROMPTLY MAIL the enclosed proxy card in the postage-paid envelope provided.

2. Please vote FOR the election of directors, FOR the ratification of the independent auditors, and AGAINST the stockholder proposal.

         IF YOU PREVIOUSLY VOTED OTHER THAN AS RECOMMENDED ABOVE, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE ANNUAL MEETING.

         You should return your proxy card at once to ensure that your vote is counted. This will not prevent you from voting in person at the meeting if you decide to attend.

         Parkvale has retained Kissel-Blake, a division of Georgeson Shareholder Communications, 17 State Street, New York, New York 10004, a professional proxy solicitation firm, to assist in the solicitation of proxies and for related services. Parkvale will pay Kissel-Blake a fee of $3,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses.

         If you have any  questions  or need  assistance  in voting your shares,
please  call  either   Kissel-Blake,   which  is  assisting  us,   toll-free  at
1-800-498-2628, or Parkvale's Investor Relations Dept. at (412) 373-7200.

                       RESPONSE OF YOUR BOARD OF DIRECTORS

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE ABOVE STOCKHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW.

Your Board is Committed to Maximizing Shareholder Value

         The Board of Directors is committed to maximizing shareholder value and acting in accordance with its fiduciary duties to ALL shareholders. We simply disagree with the proponent on the best way to achieve this objective. Based upon our experience and track record, we urge you to support us in our ongoing efforts to enhance shareholder value.

         You should consider the following facts in deciding how to vote:

         o We recently ranked as the 14th best performing thrift of the top 100 publicly traded thrifts in the country.

         o Our returns on average equity exceeded 14.50% in each of the last three years.

         o Our net income continues to increase.

         o Our shareholders have enjoyed significant total returns.

         o Our assets and deposits continue to grow.

         We believe that we are continuing to increase the franchise value of the Corporation, and we continue to outperform our peer group. Your Board believes that shareholders have been well served by the Board's leadership and guidance over the past 10 years, and the Board believes that it is in a much better position than the proponent to determine what is in the best interests of ALL shareholders.

         Your Board will carefully consider any appropriate action that would serve the best interests of the shareholders, including any bona fide offer for the purchase of the Corporation. In light of our increasing profitability and future prospects, we believe that a forced sale "as promptly as possible" is not in the best interests of ALL shareholders.

         We are the 14th Best Performing Thrift of the Top 100 Publicly Traded Thrifts in the United States for 1998 and the 7th Best Performing Thrift over the last 3 Years.

         In July 1999, SNL Securities, a nationally recognized authority on financial institutions, published its performance ranking of the top 100 largest publicly owned thrifts throughout the entire country. We ranked as the 14th best performing thrift during 1998 and the 7th best performing over the last 3 years, which is a tribute to our consistency. The performance ranking considered return on average equity, return on average assets, efficiency ratio, three-year earnings per share growth rate, nonperforming assets to total assets, and net charge-offs to average loans. In most of these areas, our results for fiscal 1999 are even better than they were for the three previous years.

Our Net Income Continues to Increase

         Our profitability has increased in each of the last five years (excluding the impact of the special SAIF assessment on September 30, 1996) as shown in the following table: Return on Return on Fiscal Year Net Income Average Assets Average Equity (in Thousands) 1995 $ 8,071 0.93% 13.89% 1996 9,618 0.98
13.99 1997 10,143 1.07 14.70 1998 11,118 1.08 14.59 1999 12,098 1.05 14.98

         We have outperformed the median results for a group of 12 other publicly owned savings institution holding companies ("Peer Group") over the 12 months ended June 30, 1999 and over the last 3 years, as set forth in the following table:

                                                       12 Months Ended June 30, 1999                 Three-Year Average(3)
                                               -----------------------------------------      -----------------------------------
                                               Return on       Return on                                   Return on    Return on
                                  Total         Average         Average      Efficiency       Average       Average    Efficiency
                                  Assets        Assets          Equity        Ratio(2)        Assets        Equity      Ratio(2)
                                  ------        ------          ------        --------        ------        ------      --------
                               (in Millions)
Parkvale                        $  1,202         1.05%           14.98%           44.9%        1.07%         14.76%       45.2%
Peer Group Median(1)               1,272          .95             8.75            53.0          .93           8.82        53.5

----------

(1) The Peer Group consists of all savings institution holding companies with total assets as of June 30, 1999 between $800 million and $2.0 billion located in Pennsylvania, Delaware, New Jersey, New York, Ohio and West Virginia and which were fully public prior to January 1, 1998. Information regarding the Peer Group was provided by SNL Securities.

(2) The efficiency ratio is defined as (a) total non-interest expense less amortization expense, divided by (b) net interest income plus non-interest income. Institutions with a lower percentage are deemed to be more efficient in controlling expenses.

(3) Excludes charges associated with the one-time special SAIF assessment on September 30, 1996.

         Your Board of Directors believes that the Corporation's financial performance has been and continues to be strong. Proponent's opinion that we are not keeping up with our competition is simply not true. Proponent compares us with 10 Pennsylvania banks and fails to include any Pennsylvania savings institutions, which is what we are. While we aspire to operate more like a commercial bank than a savings institution, it will take several more years to prudently integrate commercial banking activities into our operations. We have made strides in changing our asset and liability mix to more closely resemble that of a commercial bank as witnessed by the 23% increase in checking accounts for fiscal year 1999 and 16% increase for 1998. In addition, consumer and commercial loans increased 36% for fiscal year 1999 and 22% for 1998. During this transition, our net income has increased in each of the last five years, excluding the impact of the one-time special SAIF assessment on September 30, 1996.

Our Shareholders Have Enjoyed Significant Total Returns

We believe proponent's opinion that our stock has declined in the face of a remarkably strong stock market is misleading. While Parkvale's stock declined 12.4% as pointed out by the proponent from September 29, 1998 ($23.127) to August 4, 1999 ($20.25) and 15.7% as noted elsewhere in this document from June 30, 1998 ($25.80) to June 30, 1999 ($21.75), financial institution stocks in general were subject to pricing pressures as a result of perceived inflationary pressures and the Federal Reserve's willingness to increase rates quickly if these inflationary fears become reality.

While our stock price declined 15.7% from June 30, 1998 to June 30, 1999, the median price decline for the 12 member Peer Group was 19.4% and the median decline for the 4 members of the Peer Group that are headquartered in Pennsylvania was 23.1% for the same period. In addition, the recent median Price to Book Value for the Peer Group was 128.2% vs. 148.1% for Parkvale. We believe the investment community has given our stock a higher book value premium and our stock price has held its value better than the Peer Group because of our superior financial performance.

In spite of our reduced stock price in the past year, our shareholders have enjoyed significant total returns over the last three, five and ten years as shown in the following table:

                                              Total Cumulative
                                                   Return(1)
                    Last Three Years                 79.4%
                    Last Five Years                 137.1%
                    Last Ten Years                  773.0%

 ----------

(1) Based on the closing price of $21.75 per share as of June 30, 1999, giving effect to cash dividends and stock splits during the periods shown.

Our Assets and Deposits Continue to Grow

         Our total assets increased by $106 million or 9.7% in fiscal 1999 and by $104 million or 10.5% in fiscal 1998 over the respective prior years. Your Board of Directors believes that prudent, sustainable growth is in the best interests of the shareholders.

         Our total deposits increased by $88 million or 9.3% in fiscal 1999 and by $68 million or 7.7% in fiscal 1998 over the respective prior years. Our fiscal 1999 growth in deposits was second in the Peer Group, with the first having made an acquisition during the same period.

Our Directors and Officers Have a Significant Ownership Interest

         Your Board of Directors believes that it is important for the directors and executive officers to own a significant number of shares of Common Stock so that their interests are aligned with all shareholders. The 17 current directors and executive officers as a group are deemed to beneficially own an aggregate of 880,655 shares of Common Stock, representing 14.46% of the outstanding Common Stock. See "Voting Securities and Beneficial Ownership Thereof."

Adoption of the Proposal Would Be Detrimental to the Board's Efforts

         Your Board believes that adoption of this shareholder proposal would create an uncertain public atmosphere which, in its judgment, would disadvantage any efforts to merge or sell the Corporation. Adoption of the proposal could result in the Board having diminished bargaining power and being pressured into accepting a price for the Common Stock that does not reflect the true long-term value of the Corporation. In addition, the uncertain atmosphere that could be created by adoption of this proposal could result in us losing valuable customer relationships and employees, which would impair the value of our franchise.

         FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT THE STOCKHOLDER PROPOSAL IS NOT IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.

         The affirmative vote of the holders of a majority of the total votes cast is required to approve the stockholder proposal. Because abstentions are deemed to be present at the meeting but not a cast vote, abstentions will have no effect on the outcome of the stockholder proposal. Under rules of the New York Stock Exchange, the stockholder proposal is considered a "non-discretionary" item upon which brokerage firms may not vote on behalf of their clients unless such clients have furnished voting instructions. These "broker non-votes" will have no effect on the outcome of the stockholder proposal.